Exhibit 4.ii

AMENDMENT No. 5 dated as of October 8, 2004, to the Amended and Restated Credit Agreement dated as of May 17, 2001, amended and restated as of February 21, 2003 (the “Credit Agreement”), among IMC GLOBAL INC. (the “Company”), the Borrowing Subsidiaries party thereto (together with the Company, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, as administrative agent (the “Administrative Agent”), and Goldman Sachs Credit Partners L.P., as syndication agent.

WHEREAS, the Company has requested, and the undersigned Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, that the Credit Agreement be amended as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1.  Amendments to Section 1.01.  Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)  The definition of “Change in Control” is hereby amended to read in its entirety as follows:

“Change in Control” means either (a) that the Company ceases to be a wholly owned subsidiary of Mosaic or (b) the failure by Cargill, Incorporated to beneficially own and control, directly or indirectly, Equity Interests of Mosaic representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Mosaic.

(b)  The definition of “Consolidated EBITDA” is hereby amended to read in its entirety as follows:

“Consolidated EBITDA” means, for any period, the consolidated operating earnings from (i) continuing operations of the Company, (ii) continuing operations of the Company’s consolidated Subsidiaries and (iii) discontinued operations of the Company and its consolidated Subsidiaries, in each case for such period before interest, taxes, depreciation, depletion, amortization, other income and expense, minority interests, the cumulative non-cash effect of changes in accounting standards and other non-cash adjustments to operating earnings (other than any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), plus (except for purposes of determining the Applicable Rate) any fees, expenses and other charges (up to an aggregate amount not to exceed $40,000,000) incurred by the Company in consummating the transactions contemplated by the Merger Agreement to the extent deducted in calculating such consolidated operating earnings and, and plus (except for purposes of determining the Applicable Rate) any costs (up to an aggregate amount not to exceed $58,000,000) identified by Ernst & Young arising from the temporary shutdown of phosphates operating assets of the Company and its Subsidiaries during the Company’s 2001 fiscal year that were deducted in calculating such consolidated operating earnings during such period and minus any non-recurring or other charges not included in consolidated operating earnings which are cash or represent an accrual of or reserve for cash expenditures in future periods; provided that there shall be excluded the consolidated operating earnings (if positive) of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of such consolidated operating earnings is restricted, other than due to restrictions imposed by the Argus Lease. Except for purposes of Section 6.13, Consolidated EBITDA for each four-quarter period will be adjusted on a pro-forma basis to reflect any Acquisition or Disposition closed during such period as if such Acquisition or Disposition had been closed on the first day of such period.

(c)  The following new definitions are inserted in the appropriate alphabetical order:

“Cargill Transactions Effective Date” means the Effective Date as such term is defined in the Merger Agreement.

“High Yield Senior Notes” means the notes issued pursuant to the New Senior Notes Indentures and the 2003 Indenture.

“Merger Agreement” means the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, as amended by Amendment No. 1 thereto dated as of June 15, 2004, among the Company, Mosaic, GNS Acquisition Corp., Cargill, Incorporated and Cargill Fertilizer, Inc.

“Mosaic” means The Mosaic Company, a Delaware corporation.

“2003 Indenture” means the Indenture dated as of August 1, 2003 between the Company, the guarantors named therein and BNY Midwest Trust Company, as Trustee.

SECTION 2.  Amendment to Section 6.01.  Section 6.01(a) of the Credit Agreement is hereby amended by inserting the following sentence at the end hereof:

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness owing to any Affiliate (other than to any of the Company and its Subsidiaries, to the extent permitted hereunder) unless the obligor in respect of such Indebtedness is a Loan Party and such Indebtedness is subordinated to the Obligations on terms satisfactory to the Administrative Agent.

SECTION 3.  Amendment to Section 6.02.  Section 6.02(a) of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, in favor of any Affiliate of the Company (other than in favor of any of the Company and its Subsidiaries, to the extent permitted hereunder), provided, that, for the avoidance of doubt and without any implication to the contrary, the Company shall be permitted to enter into any collection, sales, servicing or other arrangements with respect to customer accounts, including with any Affiliate of the Company, otherwise permitted to be entered into under this Agreement.

SECTION 4.  Amendment to Section 6.08.  Section 6.08(b) of the Credit Agreement is hereby amended as follows:

(a)  by deleting the text “and” at the end of clause (xiii) in Section 6.08(b);

(b)  by inserting the text “and” at the end of clause (xiv) in Section 6.08(b) and

(c)  by inserting the following new clause (xv) immediately after clause (xiv) in Section 6.08(b):

(xv) payments of consent fees in connection with the consent solicitation described in the Form S-4 of The Mosaic Company and Cargill Fertilizer LLC filed with the Securities and Exchange Commission on September 24, 2004.

SECTION 5.  Amendments to Article VII.  Article VII of the Credit Agreement is hereby amended as follows:

(a)  by deleting the text “and” immediately before proviso (C) of clause (g) in Article VII and inserting a comma;

(b)  by inserting the following new proviso (D) after proviso (C) in Article VII:

and (D) subclause (ii) of this clause (g) shall not apply to the High Yield Senior Notes that become payable, or the Potash Facility to the extent it becomes due, as a result of the transactions contemplated by the Merger Agreement;

(c)  by deleting the text “or” at the end of clause (m) in Article VII;

(d)  by inserting the text “or” at the end of clause (n) in Article VII and

(e)  by inserting the following new clause (o) immediately after clause (n) in Article VII:

(o) all outstanding Loans and other amounts accrued and owing hereunder and the other Loan Documents shall have not been paid, and all Revolving Commitments terminated, on or before March 24, 2005 (or such later date approved by the Required Lenders);

SECTION 6.  Representations and Warranties.  The Company represents and warrants to the Administrative Agent and to each of the Lenders that:

(a)  This Amendment has been duly authorized, executed and delivered by each of the Borrowers and constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)  The representations and warranties of the Company set forth in the Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

(c)  Immediately after giving effect to this Amendment, no Default shall have occurred and be continuing.

(d)  None of the reports, financial statements, certificates and other written information furnished on or prior to the date hereof by or on behalf of any Loan Party to any Agent or to any of the Lenders relating to the transactions contemplated by the Merger Agreement, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, that the Company gives no assurance such projections will be realized and that actual results may differ from those in the projected financial information and such differences may be material).

SECTION 7.  Conditions to Effectiveness.  This Amendment shall become effective on the Cargill Transactions Effective Date concurrently with the effectiveness of the Merger (as defined in the Merger Agreement), provided that on or before such date (a) the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of each of the Borrowers and the Required Lenders and (b) the Administrative Agent shall have received payment of all expenses required to be paid or reimbursed by the Company under or in connection with this Amendment and the Credit Agreement, in each case to the extent such expenses have been invoiced at least two Business Days prior to the date that this Amendment becomes effective.

SECTION 8.  Credit Agreement.  Except as specifically amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as amended or modified hereby.  This Amendment shall be a Loan Document for all purposes.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

SECTION 9.  Applicable Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.  Delivery of an executed signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Amendment.

SECTION 11.  Expenses.  The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

SECTION 12.  Headings.  The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

IMC GLOBAL INC.,

by	/s/ E. Paul Dunn, Jr.
Name: E. Paul Dunn, Jr.
Title: Vice President, Finance & Treasurer

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP,

By: PRP-GP LLC, its Administrative Managing General Partner,

by	/s/ E. Paul Dunn, Jr.
Name: E. Paul Dunn, Jr.
Title: Vice President and Treasurer

And by: FMRP Inc., its General Partner,

by	/s/ E. Paul Dunn, Jr.
Name: E. Paul Dunn, Jr.
Title: Treasurer

IMC PHOSPHATES COMPANY,

By: IMC Phosphates MP Inc., its Managing General Partner,

by	/s/ E. Paul Dunn, Jr.
Name: E. Paul Dunn, Jr.
Title: Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Vice President

SIGNATURE PAGE TO AMENDMENT NO. 5, DATED AS OF OCTOBER  8, 2004, IN RESPECT OF THE AMENDED AND RESTATED CREDIT AGREEMENT, DATED MAY 17, 2001, AMENDED AND RESTATED AS OF FEBRUARY 21, 2003, AMONG IMC GLOBAL INC., THE BORROWING SUBSIDIARIES PARTY THERETO, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, AS ADMINISTRATIVE AGENT, AND GOLDMAN SACHS CREDIT PARTNERS L.P., AS SYNDICATION AGENT.

Name of Institution:

[Various Lenders]

by	/s/ [Authorized Signatory]
Name:
Title: